Exhibit 99.1

Finish Line Reports First Quarter Results

The Finish Line, Inc. (the "Company") (NASDAQ: FINL) announced results for the first quarter representing the thirteen weeks ended May 30, 2009 (the “first quarter” or “Q1”).

Consolidated net sales decreased 7.2% to $267.2 million for Q1 compared to $287.9 million for the thirteen weeks ended May 31, 2008 (“Q1 LY”). By concept, Finish Line net sales decreased 5.1% to $259.1 million for Q1 compared to $273.0 million for Q1 LY.  Man Alive net sales decreased 45.5% to $8.1 million for Q1 compared to $14.9 million for Q1 LY.  Comparable store net sales for Finish Line decreased 3.9% for Q1 compared to the same period a year ago and Man Alive decreased 39.1%. As previously disclosed on June 22, 2009, the Company’s Board of Directors has approved a plan to exit the Man Alive business.

For Q1, the Company reported a consolidated pre-tax operating loss of $0.9 million compared to pre-tax operating income of $1.7 million for Q1 LY. By concept, Finish Line generated pre-tax operating income of $3.0 million for Q1 compared to $4.1 million for Q1 LY.  Man Alive posted a pre-tax operating loss of $3.9 million for Q1 compared to a pre-tax operating loss of $2.4 million for Q1 LY.

For the first quarter, the Company reported a loss from continuing operations of $0.6 million, or ($0.01) per diluted share, compared to income from continuing operations of $0.9 million, or $0.02 per diluted share, for Q1 LY. Diluted weighted average shares outstanding were 54.2 million for Q1 versus 53.9 million for Q1 LY.

Consolidated merchandise inventories decreased 14% to $241.6 million at May 30, 2009 compared to $281.2 million at May 31, 2008.  On a comparable per square foot basis, consolidated merchandise inventories at May 30, 2009 decreased 10%. By concept, Finish Line decreased 10% and Man Alive decreased 23%.

As of May 30, 2009, the Company had no interest-bearing debt and $119 million in cash and cash equivalents, up from $40 million at May 31, 2008.

“Our core Finish Line business has performed as expected against the backdrop of a challenging economy and a difficult comparison to the same quarter of last year,” said Glenn S. Lyon, Chief Executive Officer of the Company.  “Although the economic downturn has changed consumer behavior, we’re developing and implementing strategies to drive profitable growth in this environment.  We believe that these initiatives, together with a continued focus on cost controls and a strong balance sheet, provide the foundation we need to successfully manage through this environment and drive stronger returns as market conditions improve.”

Mr. Lyon continued, “We are pleased that we have announced a plan, and entered into a definitive agreement, to exit the unprofitable Man Alive business.  This transaction will allow us to focus our time and resources on continuing to improve our core Finish Line business as Man Alive joins the Jimmy Jazz team.”

Conference Call
The Company is hosting a live conference call at 8:30 am (ET) on Friday, June 26th. Interested parties may participate in the call by calling (660) 422-4970, conference ID#12744159.  Those interested in listening to the call on the web can do so at www.finishline.com.

Interested parties may access a replay of the live conference call by calling (706) 645-9291, conference ID#12744159. This replay will be available commencing at approximately 9:45 am (ET) on Friday, June 26th and will remain available through Monday, June 29th. In addition, the replay will be available on the web at www.finishline.com.

Forward Looking Statements
The Company has experienced, and expects to continue to experience, significant variability in net sales, net income (loss) and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements.

Factors relating to the transaction transferring Man Alive to the Jimmy Jazz organization that could cause actual results to differ materially include, but are not limited to: the announcement of, but failure to close, the sale, in which event performance of the Man Alive business is likely to deteriorate further, including, but not limited to, further declining sales and the loss of customers and employees. Factors that could result in the failure of the transaction to close include, but are not limited to, the failure of either party to satisfy any of their conditions to closing under the definitive agreement. In addition, the failure of the buyer to discharge its post-closing liabilities under the leases it is assuming from Man Alive or the failure of the Company to obtain all the consents of the landlords to allow the assignment of the leases, could cause actual results of the Company to differ materially since either such event could result in certain liabilities remaining with the Company.

Other factors that could cause results of the Company to differ materially include, but are not limited to: changing consumer preferences; the Company's inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company's stores; the loss of key employees; the effect of economic conditions including conditions resulting from the current turmoil in the financial services industry, depressed demand in the housing market and unemployment rates; management of growth, the outcome of litigation, and the other risks detailed in the Company's Securities and Exchange Commission filings.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Finish Line
The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line and Man Alive brand names. The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company operates 685 Finish Line stores in 47 states and online and 75 Man Alive stores in 19 states and online. To learn more about these brands, visit www.finishline.com and www.manalive.com.

The Finish Line, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except per share and store data)

	Thirteen Weeks Ended
	May 30, 2009	May 31, 2008
Net sales	$267,229	$287,939
Cost of sales (including occupancy costs)	190,171	204,812
Gross profit	77,058	83,127
Selling, general, and administrative expenses	77,983	81,427
Operating (loss) income	(925)	1,700
Interest income, net	104	255
(Loss) income from continuing operations before income taxes	(821)	1,955
Income tax (benefit) expense	(215)	1,090
(Loss) income from continuing operations	(606)	865
(Loss) income from discontinued operations, net of income taxes	(2)	3
Net (loss) income	$(608)	$868
(Loss) income per diluted share:
(Loss) income from continuing operations	$(0.01)	$0.02
(Loss) income from discontinued operations	—	—
Net (loss) income	$(0.01)	$0.02
Diluted weighted average shares outstanding	54,153	53,895
Dividends declared per share	$0.03	$—
Number of stores open at end of period:
Finish Line	684	700
Man Alive	76	94
Total	760	794

	Thirteen Weeks Ended
	May 30, 2009	May 31, 2008
Net sales	100.0%	100.0%
Cost of sales (including occupancy costs)	71.1	71.1
Gross profit	28.9	28.9
Selling, general, and administrative expenses	29.2	28.3
Operating (loss) income	(0.3)	0.6
Interest income, net	—	0.1
(Loss) income from continuing operations before income taxes	(0.3)	0.7
Income tax (benefit) expense	(0.1)	0.4
(Loss) income from continuing operations	(0.2)	0.3
(Loss) income from discontinued operations, net of income taxes	—	—
Net (loss) income	(0.2)%	0.3%

Condensed Consolidated Balance Sheets

	May 30, 2009	May 31, 2008	February 28, 2009
	(Unaudited)	(Unaudited)
ASSETS
Cash, cash equivalents and marketable securities	$118,959	$39,992	$115,875
Merchandise inventories, net	241,571	281,217	239,409
Other current assets	16,215	55,614	31,791
Property and equipment, net	166,996	212,940	173,119
Other assets	39,575	44,618	38,539
Total assets	$583,316	$634,381	$598,733

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$95,363	$137,434	$107,838
Deferred credits from landlords	49,546	58,208	51,939
Other long—term liabilities	14,877	15,819	14,562
Shareholders' equity	423,530	422,920	424,394
Total liabilities and shareholders' equity	$583,316	$634,381	$598,733

CONTACTS:
Investor Relations:
Edward W. Wilhelm, (317) 899-1022 ext. 6914
Executive Vice President — Chief Financial Officer

Media Requests:
Elise Hasbrook, (317) 899-1022 ext. 6827
Corporate Communications Manager